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                                                                     EXHIBIT 1.2

                                STATUTES [BYLAWS]
                                  ENERSIS S.A.

PART ONE. NAME, DOMICILE, DURATION AND OBJECTS.

FIRST CLAUSE: A corporation is hereby established that shall be called "Enersis S.A.", governed by these statutes [bylaws] and, where these are silent, by the legislation and regulation applicable to this type of corporation.

SECOND CLAUSE: The Company's address shall be in the city of Santiago and agencies or branches may be opened in other parts of the country or abroad.

THIRD CLAUSE: The life of the Company is indefinite.

FOURTH CLAUSE: The objects of the Company shall be the exploit in Chile or abroad the exploration, development, operation, generation, distribution, transmission, transformation, and/or energy sale in any of its forms or nature, directly or through other companies, as well as telecommunication activities and the provision of engineering consultancy services in the country and abroad. It shall also be its object to invest and manage its investments in its subsidiary and affiliate generation, transmission, distribution or electricity trading companies, or any other subsidiary and affiliate companies whose business is related to any of the following: (i) energy in any of its forms or nature; (ii) supply of public utilities or which have electric energy as their main component; (iii) telecommunications and computer science, and (iv) intermediation business through the Internet. In meeting its main objects, the Company shall carry out the following functions:

a) Promote, organize, constitute, modify, dissolve or liquidate companies of any kind whose objects are allied or related to those of the Company.


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b)       Propose the investment, financing and trading policies to its subsidiary companies, as well as the accounting systems and criteria to be followed.

c)       Supervise the management of its subsidiary companies.

d) Provide its subsidiary and affiliate companies with financial resources necessary for their businesses and provide management services for its subsidiaries; financial, commercial, technical and legal advice; auditing services and generally any kinds of service seeming necessary for their best performance.

         Apart from its main objects and acting always within the limits set out in the Investment and Financing Policy approved by a shareholders general meeting, the company may invest in:

1. The acquisition, exploitation, construction, rental, management, commercialization and disposal of all kinds of properties [real estate] directly or through subsidiary or affiliate companies.

2. All kinds of financial assets including shares, bonds and debentures, trade papers and in general all kinds of securities and holdings in companies, directly or through susbsidiary of affiliate companies.

PART TWO. CAPITAL AND SHARES.

FIFTH CLAUSE: The capital of the Company amounts to Ch$ 2.224.433.601.496 divided into 32.674.014.588 nominative shares, all of an only series and of no par value, which is paid up in the manner described in the Second Transitory Clause of these statutes [bylaws].

SIXTH CLAUSE: Shares shall be nominative and their subscription shall be recorded in writing in the manner determined under current legislation and regulations. Their transfers and


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transmission shall be in accordance with those regulations. Payment for subscribed shares may be in cash or other tangible or intangible assets.

SEVENTH CLAUSE: The Company shall not recognize fractions of shares. Should one or more shares belong jointly to various parties, the co-owners shall all be obliged to provide a power of attorney to act before the Company.

EIGHTH CLAUSE: Unpaid balances of subscribed shares shall be adjusted in the same proportion as changes in the value of the Unidad de Fomento.

NINTH CLAUSE: Shareholders are only responsible for the payment of their shares and are not obliged to return to the Company the amounts of any benefits they might have received. In the case of the transfer of subscribed but unpaid shares, the transferor shall be liable severally with the transferee for its payment, and notice must be recorded on the certificate of the share payment conditions.

TENTH CLAUSE: Private agreements between shareholders relating to disposals of shares, shall be registered with the Company and made available to other shareholders and interested third parties and reference shall be made to them in the Shareholders Register. Such agreements shall be treated as un-written if the above procedure is not followed.

ELEVENTH CLAUSE: The Shareholders Register, the details to be stated on share certificates and the procedure in the case of lost or mislaid certificates, shall comply with the pertinent legal rules and regulations.

PART THREE. ADMINISTRATION.

TWELFTH CLAUSE: The Company shall be administered by a Board of Directors comprising 7 re-eligible members who may or may not be shareholders of the Company.


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THIRTEENTH CLAUSE: Members of the Board of Directors shall be elected by the ordinary shareholders general meeting. The Board of Directors shall remain for a period of three years at the end of which it shall be completely renewed or re-elected.

FOURTEENTH CLAUSE: Board of Directors' meetings shall be constituted with the absolute majority of the Directors and decisions shall be taken by the absolute majority of the Directors present with voting rights. In the case of a tied vote, the person presiding the meeting shall decide.

FIFTEENTH CLAUSE: The Board of Directors shall meet at least once every month and whenever the Company's business so requires. There shall be ordinary and extraordinary meetings. The former shall be held on dates pre-established by the Board of Directors itself; the latter when especially convened by the Chairman himself or at the request of one or more Directors. Extraordinary meetings may only deal with those matters specifically included in the meeting notification. In the first session following the appointment of the Directors at a shareholders general meeting, the Board of Directors shall elect a Chairman and Vice-chairman to replace him in his absences, from amongst its members.

SIXTEENTH CLAUSE: The directors shall be remunerated. The amount of the remuneration shall be set annually by the ordinary shareholders general meeting. The Chairman shall be entitled to receive twice that paid to each Director.

SEVENTEENTH CLAUSE: The Board of Directors of the Company represents it judicially and extra-judicially and to comply with its objects which it shall not be necessary to demonstrate to third parties, has all the powers of administration and disposal which the Law or the statutes [bylaws] do not reserve for the shareholders general meeting, without the necessity to give it any special powers, even for those acts or contracts for which the law demands such. This does not impede actions appropriate to the Chief Executive Officer. The Board of Directors may delegate part of its powers to the Chief Executive Officer, Officers and Lawyers of the Company, to one Director or to a Committee of Directors and to other persons for especially defined objectives.


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EIGHTEENTH CLAUSE: The Company shall have a Chief Executive Officer who shall be appointed by the Board of Directors and shall be granted all the powers of a commercial agent and those expressly agreed by the Board of Directors. The position of Chief Executive Officer is incompatible with that of Chairman, Director, Auditor or Accountant of the Company.

PART FOUR. MEETINGS.

NINETEENTH CLAUSE: Shareholders shall meet in ordinary and extraordinary meetings. The former shall be held once each year within four months following the balance sheet date to decide on matters of mutual interest without necessarily being mentioned in the respective meeting notification. The latter may be held at any time as required by the business to decide on any matter which the Law or these statutes [bylaws] reserves for consideration by a shareholders meeting and provided these matters are stated in the respective meeting notification. Notifications of ordinary and extraordinary meetings shall not be necessary when the whole number of validly issued shares is represented at the respective meeting. When an extraordinary meeting has to resolve on matters appropriate to an ordinary shareholders meeting, its procedures and resolutions shall be subject, where appropriate, to the quorums applicable to the latter class of meetings.

TWENTIETH CLAUSE: The following are matters for an ordinary meeting: 1) Examination of the situation of the Company and of the reports of accounting inspectors and external auditors and the approval or rejection of the annual report, balance sheet, financial statements and presentations prepared by the managers or liquidators of the Company; 2) The distribution of profits [earnings] for each year and, especially, the dividend distribution; 3) The election or renewal of the members of the board, of liquidators and of management inspectors; and 4) Generally, any matter of general interest which is not reserved for an extraordinary meeting. Ordinary meetings shall appoint independent external auditors annually to examine the accounts, inventories, balance sheet and other financial statements, and to inform the following ordinary meeting in writing of its findings.


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TWENTY-FIRST CLAUSE: The following
are matters for an extraordinary shareholders meeting: 1) The dissolution of the Company; 2) Transformation, merger or division of the Company and changes to its statutes [bylaws]; 3) The issue of bonds or debentures convertible into shares;
4) The disposal of fixed assets and liabilities of the Company or of all its assets; 5) The provision of charges or guarantees [collateral] to cover the obligations of third parties, unless these be subsidiary companies in which case the approval of the Board of Directors is sufficient; and 6) any other matters which the Law or these statutes [bylaws] reserve for the knowledge or consent of shareholders meetings. The matters referred to in Nos. 1, 2, 3 and 4 may only be agreed at meetings held in the presence of a notary public who must certify that the minutes record faithfully what occurred and was agreed at the meeting.

TWENTY-SECOND CLAUSE: Meetings shall be convened by the Board of Directors of the Company and notifications shall be effected by means of a conspicuous advice which shall be published at least 3 times on different days in the newspaper which the meeting shall nominate. It shall also send a notification by mail to every shareholder at least 15 days prior to the date of the meeting, which should mention the matters for consideration at the meeting. The omission of this obligation shall not affect the validity of the notification, but the Directors, Liquidators and Managers of the Company at fault shall be responsible for any damage suffered by shareholders, irrespective of the administrative sanctions which the Superintendency may apply. However, those meetings attended by the whole of the issued shares with voting rights may be convened validly even when the required formalities for notifications have not been complied with. All shareholder meetings must be advised to the Superintendency of Securities and Insurance at least 15 days in advance.


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TWENTY-THIRD CLAUSE: Meetings are constituted with an absolute majority of shares with voting rights on the first notification, and with those present or represented, whatever their number, on the second notification, and resolutions shall be adopted by the absolute majority of the shares present or represented with voting rights. Notices of the second notification may only be published once the meeting subject to the first notification fails to convene, and in any case the new meeting should be convened within 45 days following the date fixed for the meeting not held. Meetings shall be presided by the Chairman of the Board of Directors or the person taking his place and the person so appointed, or the Chief executive Officer in his absence, shall act as Secretary.

TWENTY-FOURTH CLAUSE: Resolutions of extraordinary shareholders' meetings which relate to modifications of the statutes [bylaws] shall require the vote of two-thirds of the shares with voting rights.

TWENTY-FIFTH CLAUSE: Only those shareholders registered in the shareholders register 5 days before the date for which the respective meeting is convened, may participate in meetings and exercise their rights to speak and vote. Shareholders without voting rights, as well as the Directors and Managers who are not shareholders, may participate in general shareholders meetings with a right to speak.


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TWENTY-SIXTH CLAUSE: Shareholders may be represented at meetings by another person even if such person is not a shareholder, notwithstanding that established in Clause 45 bis of Decree Law No.3,500. Proxies for such representations shall be given in writing for all the shares held by the owner on the date stated in the preceding Clause.

TWENTY-SEVENTH CLAUSE: Shareholders shall have a right to one vote for each share they own or represent, and may accumulate or distribute them as they wish in any election.

PART FIVE. BALANCE SHEET, FUNDS AND PROFITS [EARNINGS].

TWENTY-EIGHTH CLAUSE: On December 31st of each year, a balance sheet of the business of the Company shall be prepared, and the Board of Directors shall present this to the shareholders ordinary meeting together with a reasoned report on the situation of the Company and the statement of income and the related report provided by the inspectors of accounts and external auditors. All these documents must reflect clearly the equity position of the Company at the close of the respective year and the profits [earnings] obtained or losses suffered during the year.

TWENTY-NINTH CLAUSE: On a date no later than the first notification convening the ordinary meeting, the Board of Directors should send to each shareholder registered in the respective register a copy of the duly audited balance sheet and annual report of the Company, including the auditors report and their respective notes. The duly audited balance sheet and statement of income and other information which the Superintendency of Securities and Insurance requires, shall be published once in a widely-circulating newspaper in the location of the registered address, no less than 10 nor more than 20 days before the date on which the meeting to approve them is to be held. These documents should also be presented within the same time period to the Superintendency of Securities and Insurance with the requested number of copies. The annual report, balance sheet, inventories, minutes of board and shareholders meetings, books and reports of inspectors, must be available to shareholders in the offices of the Company for 15 days prior to the date advised for the meeting. Should the balance sheet and statement of income be altered by the meeting, the amendments, where corresponding, shall be sent to shareholders within 15 days from the date of the meeting and shall be published in the same newspaper in which these documents had been published, and within the same time period.


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THIRTIETH CLAUSE: Unless otherwise approved at the respective meeting with the unanimous vote of the shares issued, a cash dividend shall be distributed annually to shareholders, pro rata to their shares, for at least 30% of the net profits [net income] for each year. In any event, the Board of Directors may, under the personal responsibility of the Directors present at the respective approval, distribute interim dividends during the year as a charge against the profits [earnings] of that year, provided that there are no accumulated losses. That portion of profits [earnings] not appropriated by the meeting to dividends, may be capitalized at any time, subject to amending the statutes [bylaws] through the issue of free shares or by increasing the nominal value of the shares, or be retained to meet possible dividend payments in following years.

PART SIX. DISSOLUTION AND LIQUIDATION.

THIRTY-FIRST CLAUSE: The dissolution of the Company shall occur in the cases foreseen in the Law. Dissolution in advance shall only be agreed at an extraordinary shareholders' meeting with the consenting vote of two-thirds of the issued shares.


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THIRTY-SECOND CLAUSE: Once the Company is dissolved, the liquidation shall be performed by a Liquidation Committee formed by three people, shareholders or not, chosen by the shareholders general meeting, and who shall have the powers, duties and obligations established in the law or regulations. In the case of a dissolution decreed by judicial executive sentence, the liquidation shall be carried out in the manner established in the law. If the Company is dissolved through all the shares being held by one person, liquidation shall be unnecessary.

THIRTY-THIRD CLAUSE: The liquidators shall convene an ordinary general shareholders meeting in the month of April each year to report on the state of the liquidation. Should the liquidation not be completed within 2 years, a new election of liquidators shall be made, the same persons being re-eligible. The position of liquidators is remunerated and the shareholders ordinary meeting shall set the remuneration. The position of liquidator is revocable by a shareholders ordinary or extraordinary meeting. Liquidators shall be suspended from their positions by overriding legal incapacity or by their declaration of bankruptcy.

PART SEVEN. GENERAL PROVISIONS.

THIRTY-FOURTH CLAUSE: Any disputes which arise between shareholders in that capacity, or between these and the Company or its management, whether during its life or liquidation, shall be resolved by an arbitrator appointed by mutual consent by the parties, who shall have the character of arbitrator regarding process but must give judgement according to law. If such consensus does not exist, the arbitrator shall be appointed by the Ordinary Justice at the request of either party, in which case such appointment may only be of lawyers who are titular professors in civil or commercial law at the University of Chile, Catholic University of Chile or Catholic University of Valparaiso. However, should there be a dispute, the claimant may take the matter away from the arbitrator and submit to the judgement of the ordinary courts of justice.


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THIRTY-FIFTH CLAUSE: Where these bylaws remain silent and in any matter not expressly foreseen in them, the provisions of Law No.18,046 shall apply, together with its amendments and regulations.

TRANSITORY PROVISIONS.

FIRST TRANSITORY CLAUSE: For the purposes of the Twenty-Second Clause of these statutes [bylaws], the meeting agrees that publications for convening ordinary and extraordinary shareholders meetings shall be effected in the "El Mercurio" newspaper of Santiago.

SECOND TRANSITORY CLAUSE: ENERSIS TO COMPLETE


THIRD TRANSITORY CLAUSE: The use of the name ENERSIS S.A. contained in the First Clause shall come into force on 1 August 1988 and the Company shall continue to use the old name until then.

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